Exhibit 10.1

CARA THERAPEUTICS, INC.

Amended and Restated
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Equity:

•	Initial option grant upon joining the board: 38,000 shares

•	Annual equity awards granted on the date of each annual meeting of stockholders (for directors continuing as directors following the annual meeting):

For the Chairperson or Lead Independent Director:

•	Option: 21,600 shares
•	Restricted stock units: 14,400 shares

For each other member of the Board:

•	Option: 10,800 shares
•	Restricted stock units: 7,200 shares

The initial option grant will vest over three years in 12 equal quarterly installments, subject to the director’s continued service as a director through each such vesting date.

Each annual equity award will vest on the earlier of (1) the one year anniversary of the date of grant and (2) immediately prior to the next annual meeting of stockholders following the date of grant, in each case, subject to the director’s continued service as a director through such date.

Cash Comp:

• Annual board retainer fee - $40,000
•	Chairperson or Lead Independent Director fee (including annual board retainer fee) - $75,000
•	Audit Committee
•	Chairperson fee (including member fee) - $20,000
•	Member fee - $10,000
•	Compensation Committee
•	Chairperson fee (including member fee) - $15,000
•	Member fee - $7,500
•	Nominating and Corporate Governance Committee
•	Chairperson fee (including member fee) - $10,000
•	Member fee - $5,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or applicable committee.

Reimbursement of Expenses:

The Company will reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.